Exhibit 10.37

Description of Indemnification Rights

The Company has agreed to indemnify certain current and former directors, officers and employees of the Company and its subsidiary Marvell Semiconductor, Inc. for reasonable costs and expenses incurred by such individuals in connection with certain civil actions and governmental investigations relating to the Company’s past stock option granting practices. The Company’s agreement to pay reasonable fees and costs is subject to each individual’s agreement to reimburse the Company in the event that it is subsequently determined that the individual is not entitled to indemnification under the Company’s bye-laws or applicable law.